The Target Portfolio Trust
For the annual period ended 10/31/11
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small
Cap Growth Portfolio

1.   Name of Issuer:  Skullcandy, Inc.

2.   Date of Purchase:  July 19, 2011

3.   Number of Securities Purchased:  5,095

4.   Dollar Amount of Purchase:  $101,900

5.   Price Per Unit:  $20.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: BofA Merrill Lynch

7.   Other Members of the Underwriting Syndicate: Merrill
Lynch, Pierce, Fenner & Smith Inc, Morgan Stanley & Co. LLC,
Jefferies & Company, Inc., Piper Jaffray & Co, KeyBanc Capital
Markets Inc., Raymond James & Associates, Inc.